Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

GILEAD SCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(a) (1)	25,000,000	$75.74 (2)	$1,893,500,000.00	$110.20 per $1,000,000	$208,663.70
Total Offering Amounts					$1,893,500,000.00		$208,663.70
Total Fee Offsets							—
Net Fee Due							$208,663.70

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Gilead Sciences, Inc. Employee Stock Purchase Plan (the “Domestic Plan”) and the Gilead Sciences, Inc. International Employee Stock Purchase Plan (the “International Plan” and, together with the Domestic Plan, the “Plans”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Global Select Market, on August 1, 2023. Pursuant to the Plans, the purchase price of a share of Common Stock is 85% of the lower of the fair market value of such Common Stock on the first day of an offering period and the exercise date.